As filed with the Securities and Exchange Commission on October 28, 2002.


                                                           File No. 070-10085


                       SECURITIES AND EXCHANGE COMMISSION
                                450 FIFTH STREET
                             WASHINGTON, D.C. 20549
                   ------------------------------------------

                     AMENDMENT NO. 1 TO FORM U-1 DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                  --------------------------------------------

                               CinCap Madison, LLC
                                 CinCap VII, LLC
                             139 East Fourth Street
                             Cincinnati, Ohio 45202

                                PSI Energy, Inc.
                              1000 East Main Street
                            Plainfield, Indiana 46168

                    (Name of companies filing this statement
                   and address of principal executive offices)
                  ---------------------------------------------

                                  Cinergy Corp.

                    (Name of top registered holding company)
                  ---------------------------------------------

                          Wendy L. Aumiller, Treasurer
                                  Cinergy Corp.
                         139 East Fourth Street, 24 AT2
                             Cincinnati, Ohio 45202

                     (Name and address of agent for service)





                        Please direct communications to:

                        George Dwight II/ Senior Counsel
                                  Cinergy Corp.
                         139 East Fourth Street, 25 AT2
                             Cincinnati, Ohio 45202
                                513-287-2643 (ph)
                                513-287-3810 (f)
                               gdwight@cinergy.com

William T. Baker, Jr.                       William C. Weeden
Thelen Reid & Priest LLP                    Skadden Arps Slate Meagher & Flom
40 West 57th Street                         1400 New York Avenue, N.W.
New York, New York  10019                   Washington, D.C.  20005
212-603-2106 (ph)                           202-371-7877 (ph)
212-603-2001 (f)                            202-371-7012 (f)
wbaker@thelenreid.com                       wweeden@skadden.com
---------------------                       -------------------



                                  * * *

         Based on discussions held on October 25, 2002 with senior staff ("Staff") in the Office of Public Utility Regulation of the Securities and Exchange Commission ("Commission"), Applicants understand that the Staff is of the view that the transactions proposed in this matter, as set forth in the Declaration on Form U-1 filed with the Commission on September 6, 2002 (the "Original Application"), are exempt from Commission approval requirements under the Public Utility Holding Company Act of 1935, as amended. Accordingly, pursuant to those discussions, Applicants hereby withdraw the Declaration in its entirety. Subject to the receipt of required approvals from the Federal Energy Regulatory Commission and the Indiana Utility Regulatory Commission, and upon satisfaction of the other conditions to closing, Applicants intend to consummate the proposed transactions described in the Original Application at the earliest date practicable.





                                                      SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amended Declaration on Form U-1 to be signed on their behalf by the officer indicated below.

         Dated:  October 28, 2002



                                                   CINCAP MADISON, LLC


                                               By: /s/Wendy Aumiller
                                                   Wendy Aumiller
                                                   Treasurer



                                                    CINCAP VII, LLC


                                               By: /s/Wendy Aumiller
                                                   Wendy Aumiller
                                                   Treasurer



                                                     PSI ENERGY, INC.


                                                By: /s/Wendy Aumiller
                                                    Wendy Aumiller
                                                    Treasurer